Exhibit 10.28

[_______________], 2019

[Name]

[Address]

Dear [Name]:

This award letter sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2014 Omnibus Incentive Plan, as amended (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter.

1.	Grant of RSUs

You have been granted [_______] RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the RSU. You have also been awarded Dividend Equivalents on your RSUs, as described more fully below. You do not need to pay any purchase price to receive the RSUs granted to you by this award

2.	Vesting of RSUs

(a)	General Vesting Schedule. Unless they vest on an earlier date as provided in Paragraph 2(b), (c), or (d) below, your RSUs will vest on the one (1) year anniversary of the date of grant.

(b)	Death or Disability. If your service as a director of the Company terminates by reason of death or Disability, all of your RSUs will immediately vest upon your termination of service. For this purpose, “Disability” means that you are unable to perform your duties as a director due to disability or incapacity, as determined by the Committee.

(c)	Retirement. Upon your Retirement from the Company’s Board of Directors, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of your service as a director of the Company at a time when you have at least five years of service as a non-employee director and the sum of your age plus years of service as a non-employee director equals or exceeds 55.

(d)	Change in Control. All of your RSUs will immediately vest upon the occurrence of a Change in Control (as defined in the Plan), if you are a director of the Company at the time of such Change in Control.

(e)	Forfeiture upon other Termination of Service. If you cease to be a director of the Company for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your service as a director will be forfeited.

3.	Grant of Dividend Equivalents

(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your RSUs covered by this award letter.

(b)	Cash Dividends. The Dividend Equivalents that you have been awarded entitle you to receive, at each time cash dividends are paid on the Common Stock, a cash payment for each of your then outstanding RSUs (whether or not vested) equal to the amount of the dividend paid on a share of Common Stock.

(c)	Stock Dividends. In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your then outstanding RSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock; provided, however, that such Common Stock or other property will be paid to you at the time of settlement of the underlying RSU and will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying RSU with respect to which it was paid.

4.	Other Provisions of RSUs

(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs.

(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(c)	Settlement of RSUs; Delivery of Shares. Except as otherwise provided in Paragraph 4(d) below if you are or will become eligible for Retirement prior to the last scheduled vesting date, your RSUs that vest under Paragraph 2 above will be settled on their vesting dates. On or within 60 days after the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture. The shares of Common Stock delivered upon the settlement of your RSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

(d)	Compliance with Code Section 409A. If your RSUs vest due to a Change of Control that does not qualify as a “change of control” under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), settlement of your RSUs will be delayed until, and will occur on, the earliest of: (i) the scheduled vesting date under Paragraph 2(a) above; (ii) the date of your Retirement; (iii) the date of your death; or (iv) the occurrence of a Change of Control which qualifies as a “change of control” under Section 409A. Settlement upon your Retirement shall not occur unless your Retirement is also a “separation from service” (within the meaning of Code Section 409A).

(e)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.

5.	Administration of the Plan

The Plan is administered by the Committee. The Committee has the full authority and discretion to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

It is intended that this award letter comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject you to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this award letter shall be interpreted, operated and administered in accordance with these intentions.

6.	Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the RSUs and Dividend Equivalents granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of RSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A.

7.	Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this award you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Senior Vice President/Human Resources; however any such revocation may adversely affect your ability to participate in the Plan.

8.	Compliance with Insider Trading Policy

In addition to any restrictions imposed by the securities laws, the Common Stock delivered to you upon settlement of your RSUs is subject to the terms and conditions of the Company’s Insider Trading Policy as in effect from time to time. This Policy currently requires, among other things, obtaining pre-clearance from the Company’s Executive Vice President – Human Resources or Senior Executive Vice President – CFO prior to you (or family members and other members of your household) engaging in any transaction involving the Common Stock. The purpose of this pre-clearance is to make sure there is no pending event that could create an appearance of improper trading.

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Please sign and return the enclosed cover letter to the Human Resources Department to acknowledge your acceptance of this award. This grant letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

John R. Buran

President and Chief Executive Officer